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                                                                 EXHIBIT (b)(3)



                  [Letterhead of Stonebridge Associates, LLC]


                                 April 22, 1997




The Board of Directors and John L. Kidde
Jillian's Entertainment Corporation
727 Atlantic Avenue
Suite 600
Boston, MA 02111

Attention: John L. Kidde

Ladies and Gentlemen:

     We understand that Jillian's Entertainment Corporation, (the "Company") proposes to enter into an Agreement and Plan of Merger by and among the Company, Jillian's Entertainment Holdings, Inc. ("Holdings") and Jillian's Entertainment Acquisition Corporation, a wholly owned subsidiary of Holdings ("Sub"), (the "Merger Agreement"). Pursuant to the terms of a purchase agreement dated as of the date of the Merger Agreement, J.W. Childs Equity Partners, LP will contribute $12,000,000 to Holdings in exchange for shares of Series A 12% Convertible Preferred Stock of Holdings and certain shareholders of the Company will contribute their common stock of the Company to Holdings in exchange for shares of common stock of Holdings. Under the terms of the Merger Agreement, Sub will merge with and into the Company, and the Company shall be the surviving corporation (the "Merger"). Each shareholder of Company common stock other than Holdings ("Non-continuing Shareholder") will have the right to receive $.50 in cash for each share of Company common stock owned by such shareholder (the "Merger Consideration").

     In connection with the Merger, you have asked us to render our opinion, as investment bankers, as to the fairness to the Non-continuing Shareholders, from a financial point of view, of the Merger Consideration to be received in the Merger. We have not been requested to opine as to, and our opinion has not in any manner addressed any other terms or provisions of, the Merger or the Merger Agreement or the Company's underlying decision to proceed with the Merger.

     As you are aware, we have acted as financial advisor to the Company's Board of Directors (the "Board") and to John L. Kidde in his capacity as the outside director of the Company who has been designated to perform the functions of a special committee of the Board

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The Board of Directors
Jillian's Entertainment Corporation
April 22, 1997
Page 2 of 3



(the "Designated Director") in connection with the Merger and will receive a fee for our services. In addition, the Company has agreed to indemnify us against certain liabilities arising out of providing these services.

     In connection with rendering the opinion, we have reviewed and examined, among other items, the following: (i) a draft dated April 14, 1997 of the Merger Agreement, (ii) a draft dated April 18, 1997 of the Company's Proxy Statement to be furnished in connection with the solicitation of proxies to approve the Merger, (iii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K and proxy statements of the Company for each of the fiscal years in the three year period ended March 31, 1996, Quarterly Reports on Form 1O-Q of the Company for the quarters ended December 31, 1996, September 30, 1996 and June 30, 1996 and Form 8-K dated March 13, 1997 and filed on March 17, 1997, (iv) monthly unaudited financial statements for the Company for the eleven months ended February 28, 1997, (v) financial and operating information with respect to the business, operations and prospects of the Company, (vi) certain internal business plans and financial forecasts prepared by the management of the Company, and (vii) certain publicly available information concerning other concept entertainment companies, the trading markets for such companies' securities and the nature and terms of certain other merger and acquisition transactions we believe to be relevant to our inquiry. During the course of our review, we met and had discussions with the management of the Company concerning the Company's business and operations, assets, liabilities, present financial condition, the general condition and future prospects for the businesses in which it is engaged and other matters which we believe to be relevant.

     As part of our investment banking business, we are continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, divestitures, leveraged buyouts and private placements of debt and equity securities. In our review and examination and in arriving at our opinion, we have examined and assumed the accuracy and completeness of all financial and other information that was available to us from public sources, that was provided to us by the Company, or its representatives, or that was otherwise reviewed by us, and we have not attempted independently to verify any such information. We have not made, nor have we obtained, any independent evaluation or appraisal of the assets or liabilities of the Company. With respect to the financial and business forecasts, we have assumed that they have been reasonably prepared on the basis of the best currently available estimates and judgments of the Company's management as to the future operating and financial performance of the Company, and that such forecasts will be realized in the amounts and in the time periods currently estimated by the management. We have relied upon the representations of the Company to be contained in the Merger Agreement with respect to legal and other matters.

     In conducting our review and analysis and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed to be relevant, including, among others, (i) a review of

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The Board of Directors
Jillian's Entertainment Corporation
April 22, 1997
Page 3 of 3


the trading history of the Company's common stock, (ii) a review of the historical and current financial condition and operating characteristics of the Company as compared with those of other companies we deemed comparable, (iii) a review of equity market valuation parameters for securities of companies we deemed comparable, (iv) a review of the nature and financial terms of certain transactions that we considered relevant for comparison with the financial terms of the Merger, and (v) a discounted cash flow analysis of the Company.
In addition, we performed such other analyses and examinations and considered such information and financial economic and market data as we deemed relevant.

     In rendering our opinion, we have taken into account our assessment of general economic, market, financial and other conditions, as well as our experience in connection with similar transactions and securities evaluation, generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. We were not engaged to solicit, and have not solicited, potential purchasers for the Company, and we did not consider specific alternative transactions involving the Company. For the purposes of rendering this opinion, we have assumed that all conditions precedent to the consummation of the Merger will be satisfied and accordingly express no opinion as to the likelihood that the Merger will be consummated. This opinion is not intended to be and does not constitute a recommendation to any holder of the Company's common stock as to whether or not to vote in favor of the Merger.

     It is understood that this opinion is for the information of the Board and the Designated Director only in connection with their evaluation of the Merger. This opinion may not be so disclosed, referred to, or communicated (in whole or part) to any third party for any purpose whatsoever except with our prior written consent in each instance or as otherwise provided in our engagement letter with the Company. This opinion may be reproduced in full in any proxy statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any matter without our prior written approval and must be treated as confidential.

     Based upon and subject to the foregoing, we are of the opinion, as investment bankers, that as of the date hereof, the Merger Consideration to be received by the Non-continuing Shareholders in the Merger, is fair to the Non-continuing Shareholders from a financial point of view.


                                    Very truly yours,




                                    STONEBRIDGE ASSOCIATES, LLC